Exhibit 10.22

[Vringo letterhead]

March 18, 2010

Andrew Perlman

75 Wall St. Apt. 36-F

New York, NY 10005

Re:	Offer Letter

Dear Andrew:

On behalf of Vringo, Inc. (the “Company”), I am pleased to share with you this offer letter for the position as President of the Company.

1. Position. You will serve in a full-time capacity as President of the Company and will retain your membership on the Board of Directors of the Company (the “Board”). As President, you will be responsible for managing operations of the Company, with direct responsibility for content strategy and contracts, corporate marketing including brand management, public relations, lead generation and customer acquisition and strategic partnerships with large content aggregators, ringtone and ringback players. You will report directly to the Company’s Chief Executive Officer and the Board, or as otherwise directed by the Board.

2. Start Date. Your effective date of employment with the Company will be April 12, 2010 (the “Effective Date”).

3. Salary and Bonus. You will be paid a salary bi-weekly at the annual rate of $175,000 (the “Salary”) from which appropriate deductions and withholdings shall be made, in accordance with the Company’s standard payroll practices. You may also receive an annual bonus of an amount to be determined by the Board or its Compensation Committee. You will receive, at the end of each quarter, an advance of $5,000 towards this annual sum.

4. Medical and Other Benefits. As a Company employee, you will be eligible for standard health benefits effective the first day of the first month subsequent to the Effective Date and other standard benefits provided to employees of the Company if and when enacted.

5. Options to Purchase Common Stock.

A. Subject to the approval of the Board, the Company will grant you the following two stock options:

(i) an option to purchase seventy thousand (70,000) shares of common stock of the Company (“Common Stock”) at an exercise price of US $0.01 per share (the “A Option Shares”); and

(ii) an option to purchase ninety thousand (90,000) shares of Common Stock at an exercise price per of US $5.50 per share (the “B Option Shares”).

B. The A Option Shares and B Option Shares will be subject to the terms and conditions of the Company’s Amended and Restated 2006 Stock Option Plan, as amended, and the stock option agreements between you and the Company (“Option Agreements”), all of which documents are incorporated herein by reference.

Andrew Perlman

March 18, 2010

C. The A Option Shares will vest over a three (3) year period from the consummation of the initial public offering of the Company (the “IPO Date”) according to the following schedule: 33% of the A Option Shares will vest on the first anniversary of the IPO Date, and the remaining A Option Shares will vest in equal annual installments for the two (2) years thereafter. Vesting of the A Option Shares will be subject to your continued employment with the Company under the terms of this offer letter on the applicable vesting date.

D. The B Option Shares will vest over a four (4) year period from the Effective Date according to the following schedule: 25% of the B Option Shares will vest on the first anniversary of the Effective Date, and the remaining B Option Shares will vest in equal quarterly installments for the three (3) years thereafter. Vesting of the B Option Shares will be subject to your continued employment with the Company under the terms of this offer letter on the applicable vesting date.

E. Upon a Change of Control (as defined herein), fifty percent (50%) of the unvested portion of each of the A Option Shares and the B Option Shares will automatically and immediately become fully vested. For purposes of this Section 5.E., “Change of Control” shall mean (i) the sale, conveyance, exchange, license or other transfer of all or substantially all of the intellectual property or assets of the Company, (ii) any acquisition of the Company by means of a consolidation, stock exchange, merger or other form of corporate reorganization of the Company with any other corporation or entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity or (iii) any transaction or series of related transactions following which the Company’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities of the Company (excluding the issuance of equity securities solely for capital raising purposes); provided that in each case that a reorganization by the Company shall not constitute a Change in Control.

F. In addition you will be entitled to participate in the Company’s long term incentive plan as and when approved by the Board.

6. Confidentiality Agreement. During your employment with the Company, you will be privy to confidential and proprietary information and trade secrets of the Company. That information and material has been developed and acquired by the Company over time through the expenditure of considerable resources, and provides the Company with competitive advantages over others in the same industry who do not possess such information and material. Accordingly, and consistent with Company practices, you agree, as a condition to your employment with the Company, to sign the Company’s standard form of Employment, Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”). In addition, by signing this offer letter, you hereby represent and warrant to the Company that you have no commitments or obligations inconsistent with your obligations to the Company, including any commitments or obligations made or owed to your prior employers, and that you will indemnify the Company for any reasonable expenses it may incur defending against any asserted claims.

Andrew Perlman

March 18, 2010

7. At-Will Employment.

A. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Notwithstanding the foregoing, in the event you terminate your employment without Good Reason, you shall be required to provide the Company with three months notice of your intention to leave the Company. Failure to provide the Company with such notice shall result in (a) the immediate forfeiture of the unvested portion of each of the A Option Shares and B Option Shares and (b) notwithstanding any provision in the stock option agreement relating to the A Option Shares and B Option Shares, the vested portion of each of the A Option Shares and B Option Shares shall cease to be exercisable subsequent to the date your employment with the Company is terminated. Any contrary representations which may have been made to you are superseded by this offer. The foregoing is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures, may, to the extent permitted under this letter agreement, change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

B. As used herein, “Good Reason” means (a) the Company’s failure to pay your salary to you within ten (10) days of your standard pay day, which failure is not cured (if curable) within ten (10) days of the Company’s receipt of written notice of breach from you; (b) the failure of the Company to grant you the options to purchase the A Option Shares or B Option Shares within ninety (90) days of the date hereof; or (c) the material diminution of the overall level of your responsibilities, duties, powers or authorities.

8. Outside Activities During Employment; Non-Competition and Non-Solicitation.

A. During your employment with the Company, you will devote all of your business time and best effort to the performance of services for the Company. Notwithstanding the foregoing, you may conduct activities for the following ventures provided that such activities are conducted on your own time and do not interfere in any way with your responsibilities to the Company: (i) Webworks Holdings, LLC, (ii) AirWorks Funding, LLC, (iii) Spalding Rockwell Music, LLC and (iv) Waterfall Mobile, Inc.

B. During the term of your employment with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), you will not, directly or indirectly, engage or participate in any Competing Business (as defined below).

C. In addition, during the Restricted Period, you will not, directly or indirectly, either for yourself or any other person or entity: (a) solicit, attempt to solicit, aid in the solicitation of or accept any employment, consulting or orders from any person or entity to purchase products or services from any Competing Business; (b) solicit, attempt to solicit or aid in the solicitation of any person or entity to cease doing business with or adversely alter its business relationship with the Company, if such person or entity has had any business relationship (including, without limitation, as a customer, supplier, licensor or licensee) with the Company any time during the term of your employment with the Company; or (c) solicit or hire any person or entity who performs services for the Company material to its business (whether as a director, officer, employee, independent contractor or agent), or who shall have performed said services for the Company within the prior twelve (12) months.

Andrew Perlman

March 18, 2010

D. For purposes of this Section 8, a “Competing Business” shall mean any person or entity that competes with the business of the Company as such is currently conducted or as such is conducted during the term of your employment with the Company, including any prospective businesses of the Company which were known by you to be actively under development during the term of your employment with the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable taxes, FICA and all other amounts required to be withheld pursuant to any applicable law.

10. Entire Agreement. This letter and the agreements referred to in this letter contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company with the exception of any agreements in connection with your service on the Board.

11. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the State of New York without regard to the principles of conflicts of laws.

12. Headings. The headings of paragraphs of this letter agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision herein.

13. Counterparts. This letter agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

[This space left blank intentionally; signature page follows]

Andrew Perlman

March 18, 2010

Andrew, we are delighted to extend this offer to you until March 31, 2010 and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

/s/ Jonathan Medved
Name: Jonathan Medved
Title: Chief Executive Officer

ACCEPTED AND AGREED TO this 24th day of March, 2010

/s/ Andrew Perlman
Andrew Perlman

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